Exhibit 99.1

Synergy Pharmaceuticals Closes Enrollment for Plecanatide Phase 2b Trial in Patients with IBS-C

NEW YORK, N.Y., December 24, 2013 — Synergy Pharmaceuticals Inc. (NASDAQ: SGYP) today announced it has closed patient enrollment in its plecanatide phase 2b clinical trial in irritable bowel syndrome with constipation (IBS-C).

The clinical trial is being conducted at approximately 70 sites in the United States and includes four doses of plecanatide (0.3mg, 1.0mg, 3.0mg, 9.0 mg) plus a placebo arm, taken once daily over a period of 12 weeks. The primary endpoint is change from baseline in the mean number of complete spontaneous bowel movement (CSBM) over the 12 week treatment period. The first patient was dosed on December 27, 2012 and Synergy anticipates reporting topline data in the beginning of the second quarter of 2014.

For more information on this trial, please visit http://clinicaltrials.gov/ct2/show/NCT01722318?term=plecanatide&rank=2

About Plecanatide

Plecanatide is Synergy’s lead guanylate cyclase-C (GC-C) agonist in development to treat patients with chronic idiopathic constipation (CIC) and irritable bowel syndrome with constipation (IBS-C). Plecanatide is a 16-amino-acid analog of the human gastrointestinal (GI) hormone, uroguanylin, a natural agonist for the intestinal GC-C receptor. Orally administered plecanatide mimics uroguanylin’s functions by binding to and activating the GC-C receptor to stimulate fluid secretion and transit required for normal digestion. Synergy has successfully completed a phase 2b trial of plecanatide with CIC patients and is currently enrolling patients into its pivotal phase 3 CIC program. For more information please visit www.synergypharma.com .

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward- looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2012 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-

looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

CONTACTS:

Media Contact

Gem Gokmen

Office:  212-584-7610

Mobile:  646-637-3208

ggokmen@synergypharma.com

Investor Contact

Bernard Denoyer

Office: 212-297-0020

Mobile: 203-300-8147

bdenoyer@synergypharma.com